Exhibit 10.3

LOAN AGREEMENT

This Loan Agreement is entered into by and between InterCore, Inc., a Delaware corporation (“InterCore”), and its wholly owned subsidiary SRG International, Inc., a Canadian corporation the name of which was recently changed to InterCore Research Canada, Inc. (InterCore together with SRG International/InterCore Research Canada, Inc., the "Companies") and RHINE PARTNERS, LP, a Texas Limited Partnership, (the "Lender") as of December 31, 2014 (the "Agreement").

WHEREAS, the Companies require additional working capital in order to implement their business plan; and

WHEREAS, the Lender is fully familiar with the business strategy of the Companies and desires to assist the Companies in achieving their business plan by providing working capital they require; and

WHEREAS, this Agreement is the definitive agreement to implement the loan and the Promissory Note.

NOW THEREFORE intending to be legally bound the parties hereto do agree as follows:

1. Extension of Credit. The Lender hereby agrees to extend credit to the Companies in the amount of $260,000 (the “Facility”). The funds will be wired directly to the account of SRG International/InterCore Research Canada, Inc.

2. Term of the Facility. Unless extended by the Lender the Facility must be retired fully on or before July 31, 2015.

3. Interest. The Companies agree to pay to the Lender interest on the outstanding amount of the Facility at the rate of 1.5% per month (18% per annum).

4. Facility Fee. A one-time, non-refundable fee of $25,000 shall be earned when this Agreement has been executed and the funds have been wired to the account of SRG International/InterCore Research Canada, Inc.

5. Warrants. InterCore will issue to the Lender a Warrant to purchase 2,300,000 shares of InterCore (ICOR) common stock. The Warrant will have a term of four years, a strike price of $1.00 per share, and contain a cashless exercise provision. Notwithstanding any other provision governing the Warrants, the Lender may not exercise these Warrants to the extent that immediately following such exercise the Lender, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”)) more than 9.99% of the then issued and outstanding common stock of InterCore, including the shares issuable upon such exercise and held by the Lender after such Warrant exercise. For this purpose, a representation by the Lender that following such exercise it would not beneficially own more than 9.99% of the outstanding Common Stock of InterCore shall be conclusive and binding upon InterCore.

6. Conversion. Outstanding Principal may be converted at the election of the Lender at any time into: (i) Series D Preferred Shares at the price of $10.00 per share; or (ii) into restricted common stock of InterCore at a price of a 40% discount to market based on the average closing price of the preceding five days. The right to convert the Outstanding Principal can be exercised up to five business days after the Borrower has tendered repayment of the Principal. Notwithstanding the above, Lender may not exercise its rights to convert the Outstanding Principal due hereunder into restricted shares of InterCore common stock if such conversion would result in Lender, together with any affiliate thereof, beneficially owning (as determined in accordance with the Exchange Act) in excess of 9.99% of the then issued and outstanding shares of InterCore common stock, including the shares issuable upon such conversion and held by the Lender after application of this Section. The provisions of this Section may be waived by Lender upon not less than 61 days prior notice to InterCore.

7. Promissory Note. The Companies shall execute a promissory note in the form consistent with such recently issued notes.

8. Default. If the Companies fail to repay the full loan amount by the due date, the Companies agree to pay a penalty in the amount of $30,000 plus the interest rate will increase to 24% per annum (2% per month) on the outstanding balance, including accrued but unpaid interest.

9. Lender Representations. Lender hereby represents that it is an “accredited investor” (as defined in 17 CFR 230.501 (a) subsection 8). Lender further represents that Lender has not been formed for the purpose of making this investment, that Lender is acquiring the promissory note(s), warrants, and securities herein for its own account and for investment purposes only and has no present intention, agreement, or arrangement for the distribution, transfer, assignment, resale, or subdivision thereof. Lender further agrees that it will not distribute, transfer, assign, sell, or by any other means transfer ownership of, or any rights to, the promissory note(s) without prior approval of the Companies.

10. Entire Agreement. This Agreement, the Warrant and any promissory note issued by InterCore to the Lender for this loan are the entire agreement of the parties relating to this subject matter. It is to be governed by the laws of the State of Delaware and shall be enforced in the state or federal courts of the State of Delaware if the parties cannot amicably resolve any disputes by voluntary submission to an agreed upon mediator or arbitration mechanism. This Agreement may be modified only in writing that is signed by the parties.

[Signature page follows]

WITNESS THE HAND AND SEAL OF THE PARTIES AS OF THE DATE FIRST ABOVE WRITTEN:

InterCore, Inc.

/s/ James F. Groelinger

By: James F. Groelinger, Chief Executive Officer

SRG International, Inc./InterCore Research Canada, Inc.

/s/ Raphael Huppe

By: Raphael Huppe, Chief Technology Officer

SRG International, Inc./InterCore Research Canada, Inc.

/s/ Claude Brun

By: Claude Brun, Director

Rhine Partners, LP

/s/ Trisha Grencer

By: Trisha Grencer, Funding Manager

Richson Investments, LLC, its General Partner